EXHIBIT 99

Editorial Contact: Gwen Carlson Conexant Systems, Inc. (949) 483-7363	Investor Relations Contact: Bruce Thomas Conexant Systems, Inc. (949) 483-2698
CONEXANT RETURNS TO PROFITABILITY AHEAD OF SCHEDULE
Company Successfully Concludes Fiscal Year of Recovery and
Achieves Core Net Income Profitability One Quarter Ahead of Plan
     NEWPORT BEACH, Calif., Oct. 27, 2005 – Conexant Systems, Inc. (NASDAQ: CNXT), today reported fourth quarter and full year financial results for fiscal 2005, which ended Sept. 30, 2005, and announced it achieved core net income profitability one quarter earlier than the target established in December 2004. Revenues for the fourth quarter of fiscal 2005 grew 9 percent sequentially to $214.9 million. Additionally, gross margins improved more than anticipated, and operating expenses came in lower than previously expected.
     Conexant presents financial results based on generally accepted accounting principles (GAAP) as well as selected non-GAAP financial measures intended to reflect its core results of operations. The company believes these core financial measures provide investors with additional insight into its underlying operating results. Core financial measures exclude non-cash and other non-core items as fully described in the non-GAAP to GAAP reconciliation in the accompanying financial data.
     Fourth fiscal quarter 2005 revenues of $214.9 million increased 9 percent from third fiscal quarter 2005 revenues of $197.5 million, compared to $213.1 million in the fourth fiscal quarter of 2004. Gross margins in the fourth fiscal quarter increased to 40 percent of revenues from 38 percent in the prior quarter.
     On a core measures basis, core operating expenses declined by $6 million sequentially, from $86 million in the third fiscal quarter to the company’s previously announced target level of $80 million, as a result of accelerated progress on restructuring initiatives. Core operating income in the fourth fiscal quarter was $6.7 million, compared to a core operating loss of $11.2 million in the prior quarter. Core net income for the fourth fiscal quarter of 2005 was $0.3 million, or $0.00 per diluted share, compared to a loss of $17.6 million, or $0.04 per diluted share, in the third fiscal quarter.

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     On a GAAP measures basis, GAAP operating expenses decreased from $113.7 million in the prior quarter to $99.7 million in the fourth fiscal quarter of 2005, and $135.1 million in the fourth fiscal quarter of 2004. GAAP operating loss decreased from $38.7 million in the previous quarter to $13.1 million in the fourth fiscal quarter of 2005, as compared to an operating loss of $49.6 million in the fourth fiscal quarter of 2004. GAAP net income for the fourth quarter of fiscal 2005 was $50.1 million, or $0.10 per diluted share, compared to a net loss of $32.2 million, or $0.07 per diluted share, in the third quarter of fiscal 2005, and a net loss of $370.5 million, or $0.79 per diluted share, in the fourth quarter of fiscal 2004.
     Fiscal 2005 revenues of $722.7 million decreased 20 percent compared to fiscal 2004 revenues of $901.9 million. The GAAP net loss for fiscal 2005 was $176.0 million, or $0.37 per diluted share, compared to a net loss in fiscal 2004 of $544.6 million, or $1.40 per diluted share.
     “For Conexant, fiscal 2005 was a year of recovery,” said Dwight W. Decker, Conexant chairman and chief executive officer. “We stabilized our business, and we made major progress against key goals. Most importantly, we delivered core net income profitability a quarter ahead of schedule. Achieving this milestone successfully concludes the second phase of our three-phase recovery strategy, which required growing revenues, improving gross margins, reducing operating expenses, and returning to profitability.
     “The entire Conexant team did an outstanding job as we delivered fourth fiscal quarter results that exceeded our expectations,” Decker said. “Coming into the quarter, we anticipated revenues of $207 million, gross margins of approximately 39 percent, and core operating expenses of approximately $83 million. We grew revenues 9 percent sequentially to $214.9 million, primarily as a result of more stable pricing and increased demand across all of our businesses. We improved gross margins by two points sequentially, from 38 percent of revenues in the prior quarter to 40 percent, due to better-than-expected pricing and benefits from our manufacturing cost-reduction initiatives. Finally, we reduced core operating expenses from $86 million in the previous quarter to $80 million in the fourth fiscal quarter, primarily by completing our cost-reduction initiatives one quarter ahead of schedule.
     “From a balance sheet perspective, our cash, cash equivalents and investments decreased by $5 million sequentially, from $386 million in the prior quarter to $381 million in the September quarter,” Decker continued. “This was an improvement over our cash consumption target for the quarter of approximately $10 million. Days sales outstanding improved sequentially from 38 days

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to 37 days, and internal inventory was further reduced by $8 million, with inventory turns increasing from 4.7 times in the previous quarter to 5.4 times in the fourth fiscal quarter.
     “With the second part of our three-phase recovery plan now completed, we are turning our full attention to the third and final phase of our recovery,” Decker said. “During this period, we intend to capitalize on the profit leverage in our current business model to deliver accelerated earnings growth. For phase three, we have set as our highest priority target the achievement of double-digit core operating margins before the end of next calendar year. At the conclusion of phase three, we will continue our focus on building shareholder value by developing innovative products for high-growth, converged consumer electronics applications, and achieving our target business model of 45 percent gross margins and 15 percent core operating income.”
First Fiscal Quarter 2006 Outlook
     “Entering our first fiscal quarter, the end-market demand outlook remains positive for each of our businesses. We expect increasing Broadband Media Processing shipments to contribute most significantly to overall revenue growth as satellite set-top box designs ramp into production,” Decker said. “In total, we expect to grow revenues approximately 5 percent sequentially to $225 million. We anticipate that gross margins for the current quarter will be in a range of 40 to 41 percent of revenues, and we expect core operating expenses to increase to a range of $82 to $83 million, primarily as a result of employee performance compensation costs associated with our return to profitability.
     “Based on the above metrics, we anticipate that we will increase our core operating income by more than 30 percent sequentially, and we expect to increase our core net income to approximately $0.01 per share, based on approximately 479 million fully diluted shares,” Decker concluded.
Note to Editors, Analysts and Investors
     Conexant’s conference call will take place on Thursday, October 27, 2005, at 5:00 p.m. Eastern Time / 2:00 p.m. Pacific Time. To listen to the conference call via telephone, dial 866-650-4882 (in the US and Canada) or 706-679-7338 (from other international locations); security code: Conexant. To listen via the Internet, visit the Investor Relations section of Conexant’s Web site at www.conexant.com/ir. Playback of the conference call will be available shortly after the call concludes and will be accessible on Conexant’s Web site at www.conexant.com/ir or by calling 800-642-1687 (in the US and Canada) or 706-645-9291 (from other international locations); pass code: 1394478.
About Conexant
     Conexant’s innovative semiconductor solutions are driving broadband communications and digital home networks worldwide. The company has leveraged its expertise and leadership position in modem technologies to enable

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more Internet connections than all of its competitors combined, and continues to develop highly integrated silicon solutions for broadband data and media processing networks.
     Key products include client-side xDSL and cable modem solutions, home network processors, broadcast video encoders and decoders, digital set-top box components and systems solutions, and dial-up modems. Conexant’s suite of networking components includes a leadership portfolio of IEEE 802.11a/b/g-compliant WLAN chipsets, software and reference designs, as well as solutions for applications based on HomePlugSM and HomePNA™. The company also offers a complete line of asymmetric and symmetric DSL central office solutions, which are used by service providers worldwide to deliver broadband data, voice, and video over copper telephone lines.
     Conexant is a fabless semiconductor company that recorded more than $720 million in revenues in fiscal year 2005. The company has approximately 2,400 employees worldwide, and is headquartered in Newport Beach, Calif. To learn more, please visit us at www.conexant.com.
Safe Harbor Statement
     “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as Conexant or its management “believes,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates” or other words or phrases of similar import. Similarly, statements in this release that describe our business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.
     Our future GAAP-based results will be affected by the implementation of new accounting rules related to the expensing of stock options commencing in fiscal 2006. Other risks and uncertainties include, but are not limited to: general economic and political conditions and conditions in the markets we address; the substantial losses the company has incurred recently; the cyclical nature of the semiconductor industry and the markets addressed by the company’s and its customers’ products; continuing volatility in the technology sector and the semiconductor industry; demand for and market acceptance of new and existing products; successful development of new products; the timing of new product introductions and product quality; the company’s ability to anticipate trends and develop products for which there will be market demand; the availability of manufacturing capacity; pricing pressures and other competitive factors; changes in product mix; product obsolescence; the ability of our customers to manage inventory; the ability to develop and implement new technologies and to obtain protection for the related intellectual property; the uncertainties of litigation and the demands it may place on the time and attention of company management; and possible disruptions in commerce related to terrorist activity or armed conflict, as well as other risks and uncertainties, including those detailed from time to time in our Securities and Exchange Commission filings.
     These forward-looking statements in this release and the related conference call for analysts and investors are made only as of the date hereof. We undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.
Conexant is a registered trademark of Conexant Systems, Inc. Other brands and names contained in this release are the property of their respective owners.

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CONEXANT SYSTEMS, INC.
GAAP Consolidated Condensed Statements of Operations
(Unaudited, in Thousands, Except Per Share Amounts)

	Three months ended			Twelve months ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2005	2005	2004	2005	2004
Net revenues	$214,916	$197,464	$213,123	$722,739	$901,854
Cost of goods sold	128,312	122,430	127,681	493,973	523,129

Gross margin	86,604	75,034	85,442	228,766	378,725
Operating expenses:
Research and development	58,634	66,282	72,766	267,996	239,971
Selling, general and administrative	28,412	31,081	35,692	117,861	125,474
Amortization of intangible assets	7,920	7,969	8,205	32,322	20,769
In-process research and development	—	—	—	—	160,818
Special charges	4,715	8,409	18,388	45,977	32,801

Total operating expenses	99,681	113,741	135,051	464,156	579,833

Operating loss	(13,077)	(38,707)	(49,609)	(235,390)	(201,108)
Interest expense	8,401	8,396	8,386	33,691	30,708
Other (income) expense, net	(72,046)	(15,610)	70,131	(95,413)	69,100

Income (loss) before income taxes	50,568	(31,493)	(128,126)	(173,668)	(300,916)
Provision for income taxes	487	673	242,365	2,322	243,733

Net income (loss)	$50,081	$(32,166)	$(370,491)	$(175,990)	$(544,649)

Basic income (loss) per share	$0.11	$(0.07)	$(0.79)	$(0.37)	$(1.40)

Diluted income (loss) per share	$0.10	$(0.07)	$(0.79)	$(0.37)	$(1.40)

Number of shares used in per share computation- basic	472,828	471,247	467,556	470,658	389,630

Number of shares used in per share computation- diluted	484,825	471,247	467,556	470,658	389,630

The GAAP consolidated statements of operations include the results of operations of GlobespanVirata, Inc. from February 27, 2004, the date of the Company’s merger with GlobespanVirata. No restatement has been made to earlier periods.

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CONEXANT SYSTEMS, INC.
Reconciliation of Non-GAAP Core Financial Measures to GAAP Financial Measures
(Unaudited, in Thousands, Except Per Share Amounts)

	Three months ended			Twelve months ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2005	2005	2004	2005	2004
GAAP operating expenses	$99,681	$113,741	$135,051	$464,156	$579,833
Non-cash stock compensation (a)	(3,019)	(3,019)	(2,977)	(12,046)	(7,137)
Transitional salaries and benefits (b)	(1,207)	(4,818)	(7,732)	(14,960)	(9,020)
IP litigation support costs (c)	(2,875)	(3,293)	(2,680)	(10,513)	(5,274)
Amortization of intangible assets (d)	(7,920)	(7,969)	(8,205)	(32,322)	(20,769)
In-process research and development (e)	—	—	—	—	(160,818)
Special charges (f)	(4,715)	(8,409)	(18,388)	(45,977)	(32,801)

Non-GAAP Core operating expenses	$79,945	$86,233	$95,069	$348,338	$344,014

GAAP operating income (loss)	$(13,077)	$(38,707)	$(49,609)	$(235,390)	$(201,108)
Operating expense adjustments described above (a-f)	19,736	27,508	39,982	115,818	235,819
Merger-related inventory impairment (g)	—	—	—	—	812

Non-GAAP Core operating income (loss)	$6,659	$(11,199)	$(9,627)	$(119,572)	$35,523

GAAP net income (loss)	$50,081	$(32,166)	$(370,491)	$(175,990)	$(544,649)
Operating expense adjustments described above (a-f)	19,736	27,508	39,982	115,818	235,819
Merger-related inventory impairment (g)	—	—	—	—	812
Losses (earnings) of equity method investees (h)	2,055	2,127	(1,672)	10,642	(14,422)
Unrealized (gain) loss on Mindspeed warrant (i)	(21,951)	16,085	54,284	(7,147)	92,663
(Gain) loss on sale of equity securities (j)	(49,032)	(31,198)	6,148	(91,285)	(20,869)
Write-down (recovery) of investments (k)	57	—	12,823	(600)	13,423
Unrealized loss on note receivable from Skyworks (l)	—	—	—	—	6,292
Federal income tax refund (m)	—	—	(14,749)	—	(14,749)
Impairment of deferred tax assets (n)	—	—	255,738	—	255,738
Other (o)	(633)	—	376	(633)	376

Non-GAAP Core net income (loss)	$313	$(17,644)	$(17,561)	$(149,195)	$10,434

Net income (loss) per share, basic:
GAAP	$0.11	$(0.07)	$(0.79)	$(0.37)	$(1.40)

Non-GAAP Core (p)	$0.00	$(0.04)	$(0.04)	$(0.32)	$0.03

Net income (loss) per share, diluted:
GAAP	$0.10	$(0.07)	$(0.79)	$(0.37)	$(1.40)

Non-GAAP Core (p)	$0.00	$(0.04)	$(0.04)	$(0.32)	$0.03

See “Non-GAAP Core to GAAP Adjustments” below

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Non-GAAP Core to GAAP Adjustments
(a) Non-cash stock compensation charges are based on the intrinsic value of acquired or exchanged unvested stock options in business combinations.
(b) Transitional salaries and benefits represent amounts earned by employees who have been notified of their termination as part of the Company’s restructuring activities, from the date of their notification. Included in the amounts for the three and twelve months ended September 30, 2005 are $151 and $1,650, respectively, of facilities related costs.
(c) IP litigation support costs are related to one of the Company’s intellectual property litigation matters.
(d) Non-cash amortization of intangible assets resulting from the Company’s previous business combinations.
(e) In-process research and development cost was a one-time charge associated with the Company’s merger with GlobespanVirata.
(f) Special charges consist of asset impairments, restructuring charges, integration costs and other special items.
(g) Inventory impairment charge for on-hand inventory products which were determined to be obsolete as a result of the Company’s merger with GlobespanVirata.
(h) Non-operating gains and losses resulting from the Company’s equity method investments.
(i) Non-operating unrealized gains and losses associated with fair value changes in the Company’s ownership of the Mindspeed warrant accounted for as a derivative instrument.
(j) Recognized gains and losses on the sale of investments, primarily equity securities in publicly held companies.
(k) Write downs or (recoveries) of non-marketable cost basis investments.
(l) Non-operating unrealized gains and losses associated with the conversion feature of the note receivable from Skyworks which was accounted for as a derivative instrument.
(m) Federal income tax refund represents cash received in September 2004 related to the carryback of a portion of our fiscal year 2001 net operating loss. The loss was carried back under the five-year carryback provision enacted in 2002 and income taxes paid while Conexant was a subsidiary of Rockwell were recovered.
(n) Impairment on deferred tax assets represents a non-cash charge for a full valuation allowance on the deferred tax assets as a result of the Company’s cumulative operating losses.
(o) Other gains and losses which are not part of the core on-going operations of the company.
(p) In periods of net income, the dilutive effect of stock options and warrants under the treasury stock method has been added to basic weighted average shares to compute diluted weighted average shares. For the three months ended September 30, 2005 and the twelve months ended September 30, 2004, 4,633 and 18,268 shares, respectively, have been added to arrive at non-GAAP diluted weighted average shares.
GAAP Guidance
The Company does not present GAAP guidance because of its inability to project (i) future market prices of the common stock of a third party underlying a derivative financial instrument, (ii) realized gains or losses from the sale of equity securities in third parties, and (iii) the financial results of investees accounted for using the equity method of accounting.

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Non-GAAP Financial Measures
The Company has presented non-GAAP operating expenses, non-GAAP operating income (loss), non-GAAP net income (loss) and non-GAAP basic and diluted net income (loss) per share, on a basis consistent with its historical presentation to assist investors in understanding the Company’s core results of operations on an on-going basis. The non-GAAP financial measures also enhance comparisons of the Company’s core results of operations with historical periods. The Company is providing these non-GAAP financial measures to investors to enable them to perform additional financial analysis and because it is consistent with the financial models and estimates published by analysts who follow the Company. Management believes that these are important measures in the evaluation of the Company’s results of operations. Investors should consider non-GAAP financial measures in addition to, and not as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. The non-GAAP financial measures presented by the Company may be different than non-GAAP financial measures presented by other companies.

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CONEXANT SYSTEMS, INC.
Consolidated Condensed Balance Sheets
(Unaudited, in Thousands)

	September 30,	June 30,	September 30,
	2005	2005	2004
ASSETS
Current assets:
Cash and cash equivalents (See Note 1)	$202,704	$160,496	$139,031
Marketable securities (See Note 1)	139,306	153,286	163,040
Receivables, net	87,240	82,345	185,037
Inventories	95,329	103,491	194,754
Mindspeed warrant-current portion	—	—	3,599
Other current assets	14,701	19,745	20,768

Total current assets	539,280	519,363	706,229
Property, plant and equipment, net	50,700	50,333	55,741
Goodwill	717,013	718,335	708,544
Intangible assets, net	106,709	114,628	135,241
Mindspeed warrant	33,137	11,242	23,000
Marketable securities-long term (See Note 1)	38,485	72,024	137,604
Other assets	96,200	105,871	114,163

Total assets	$1,581,524	$1,591,796	$1,880,522

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$108,957	$94,655	$141,533
Accrued compensation and benefits	27,505	38,149	40,423
Restructuring and reorganization liabilities	28,829	25,278	22,427
Other current liabilities	51,308	58,329	67,044
Current portion of convertible subordinated notes	196,825	196,825	—

Total current liabilities	413,424	413,236	271,427
Convertible subordinated notes	515,000	515,000	711,825
Other liabilities	84,007	97,653	68,883

Total liabilities	1,012,431	1,025,889	1,052,135

Shareholders’ equity	569,093	565,907	828,387

Total liabilities and shareholders’ equity	$1,581,524	$1,591,796	$1,880,522

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Note 1 – Total cash, cash equivalents and marketable securities at September 30, 2005, June 30, 2005, and September 30, 2004 are as follows:

	September 30,	June 30,	September 30,
	2005	2005	2004
Cash and cash equivalents	$202,704	$160,496	$139,031
Other short-term marketable securities (primarily mutual funds, domestic government agencies and corporate debt securities)	95,902	58,061	13,764
Long-term marketable securities (primarily domestic government agencies and corporate debt securities)	38,485	72,024	137,604

Subtotal	337,091	290,581	290,399

Equity securities- Skyworks Solutions, Inc. (6.2 million shares at September 30, 2005, June 30, 2005, and September 30, 2004)	43,404	46,248	61,767
Equity securities- SiRF Technologies, Inc. (zero shares at September 30, 2005, 2.8 million shares at June 30, 2005 and 5.9 million shares at September 30, 2004) (See Note 2)	—	48,977	87,509

Subtotal Skyworks and SiRF	43,404	95,225	149,276

Total cash, cash equivalents and marketable securities	$380,495	$385,806	$439,675

Note 2 – The decrease in value of SiRF shares from September 30, 2004 to September 30, 2005 of approximately $87.5 million is related to the sale of 5.9 million shares of SiRF for net proceeds of $93.8 million.
CONEXANT SYSTEMS, INC.
Selected Other Data
(Unaudited, in Thousands)

	Three months ended			Twelve months ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2005	2005	2004	2005	2004
Selected Data:
Depreciation (See Note 3)	$4,540	$4,524	$4,814	$18,594	$16,151
Capital expenditures	5,365	4,064	3,641	21,791	17,563
Revenues By Region:
Americas	$20,984	$24,490	$23,822	$85,180	$101,264
Asia-Pacific	181,311	160,989	167,236	580,357	721,693
Europe, Middle East and Africa	12,621	11,985	22,065	57,202	78,897

	$214,916	$197,464	$213,123	$722,739	$901,854

Note 3 — Does not include amortization of intangible assets, as applicable.